Clearant Corporate 1801 Avenue of the Stars, Suite 435 Los Angeles, CA 90067 Tel: 310.479.4570 Fax: 310.479.2959	Sterilization Services 529 Morris Avenue Mundelein, IL 60060 Tel: 847.388.3521 Fax: 847.388.3525

CLEARANT

REPORTS RECORD DIRECT DISTRIBUTION REVENUE

LOS ANGELES – Clearant, Inc. (OTCBB:CLRI) more than doubled revenue for the six months ended June 30, 2007 compared with the same period in 2006.  The Company recorded record revenue for the 6 months ended June 30, 2007 of $603,000, an increase of 103.7% over the 6 months ended June 30, 2006 of $296,000.

Direct distribution revenue grew to a record $304,000 for the first six months in 2007, compared to $223,000 in the last six months of 2006.  In line with guidance previously issued by the Company as a result of not completing the capital raise until April 2007, second quarter 2007 revenue decreased to $168,000 from $275,000 (excluding one-time non-recurring contract research and milestone revenue of $160,000) for the first quarter 2007.  Management believes that this will be a temporary fluctuation, and will more aggressively pursue additional sales and supply efforts.

Net loss and loss per share for the first 6 months 2007 improved to $1,814,000 and $0.02 per share, respectively, compared to the first 6 months 2006 of $4,857,000 and $0.12 per share, respectively.

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company began to distribute directly to surgeons, hospitals and clinics Clearant Process sterile implants in June 2006; in addition, Clearant continues to license the Clearant Process and provides its patented sterilization services to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process sterile implants supplied by one of the Company’s licensed partners. Whereas various competing sterilization methods only kill specific types of pathogens (such as bacteria or lipid-enveloped viruses) for specific products, the Clearant Process reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. Also, the Clearant Process is applied during the final packaging. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.